Exhibit 99.1

For Immediate Release Investor Contact: Dave Staples	Media Contact: Jeanne Norcross
Executive Vice President & CFO	Vice President Corporate Affairs
(616) 878-8793	(616) 878-2830

Spartan Stores Announces Third Quarter Fiscal 2013 Financial Results

Company Expands Distribution Customer Base in Ohio

GRAND RAPIDS, MICHIGAN – February 13, 2013 – Spartan Stores, Inc., (Nasdaq: SPTN) a leading regional grocery distributor and retailer, today reported financial results for its 16-week third quarter of fiscal 2013 ended January 5, 2013.

Third Quarter Results

Consolidated net sales for the 16-week third quarter decreased 0.9 percent to $789.9 million compared to $797.2 million in the same period last year as a result of lower distribution and supermarket sales, partially offset by increased fuel sales.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the quarter was $25.1 million, or 3.2 percent of net sales, compared to $26.0 million, or 3.3 percent of net sales last year.

Adjusted earnings from continuing operations for the third quarter of fiscal 2013 were $5.2 million, or $0.24 per diluted share, excluding an after tax debt extinguishment charge of $1.4 million associated with the early retirement of a portion of the Company’s Convertible Senior Notes due 2027 and an after tax charge for acquisition related professional fees of $0.3 million. For the third quarter of fiscal 2012, adjusted earnings from continuing operations were $5.1 million, or $0.22 per diluted share, excluding an after tax gain on the sale of assets of $0.4 million and an after tax expense associated with the early termination of the Company’s interest rate swap agreement of $0.5 million. Reported earnings from continuing operations for the third quarter of fiscal 2013 were $3.5 million, or $0.16 per diluted share, compared to $5.0 million, or $0.22 per diluted share, in the third quarter of fiscal 2012.

“Despite ongoing macroeconomic challenges, we made continued progress in the execution of our key strategic priorities during the third quarter,” stated Dennis Eidson, Spartan’s President and Chief Executive Officer. “We continued to invest in both our distribution and retail segments by opening new stores, remodeling existing stores, refining our promotional efforts and strengthening our private brand offerings. We acquired an upscale, high-volume grocery store in West Michigan, further solidifying our leading conventional supermarket share in this market and we recently announced an expansion of our distribution customer base in Ohio. In addition, we successfully refinanced a portion of our Convertible Senior Notes, which enabled us to lengthen the maturity of our debt obligations and reduce our overall interest expense.”

Gross profit margin for the third quarter of fiscal 2013 and fiscal 2012 was 20.4 percent. The gross profit margin reflects continued moderating inflation resulting in lower inflation-driven inventory gains in the distribution segment and a higher mix of fuel sales, offset by a decrease in LIFO expense compared to the prior year quarter in both the distribution and retail segments.

Third quarter operating expenses, excluding restructuring, asset impairment and other gains or losses, were $149.1 million, or 18.9 percent of net sales, compared to $150.5 million, or 18.9 percent of net sales in the same quarter last year. The decrease was due to lower incentive compensation expense, a reduction in promotional expenses due to the cycling of the rollout of the Yes loyalty program, and lower property taxes, partially offset by higher health care costs.

Distribution Segment

Net sales for the distribution segment were $346.1 million in the third quarter of fiscal 2013 compared to $353.8 million in the same period last year.

Third quarter fiscal 2013 operating earnings for the distribution segment were $9.5 million compared to $10.9 million in the same period last year. The decrease in operating earnings is primarily due to a continuation of lower inflation-driven inventory gains as the rate of inflation continues to moderate, partially offset by a decrease in LIFO expense. We also incurred a $0.3 million signing bonus associated with the completion of our labor union contract in October.

Retail Segment

Net sales for the retail segment were $443.8 million in the third quarter of fiscal 2013 compared to $443.5 million in the same period last year. The slight increase in sales was due to increased fuel retail selling prices and increased fuel volume, partially offset by a decline in comparable store sales, excluding fuel, of 1.2 percent. Comparable store sales were negatively impacted by minimal inflation, a calendar shift due to the 53rd week in fiscal 2012 and the change in mix of pharmacy sales away from branded medications to generics.

Third quarter fiscal 2013 adjusted operating earnings for the retail segment were $2.5 million, excluding $0.4 million of professional fees associated with the single store acquisition, compared to $1.6 million last year, excluding $0.5 million from a gain on sale of assets. The improvement in adjusted operating earnings was primarily due to a decrease in incentive compensation expense, a reduction in promotional expenses due to the cycling of the rollout of the Yes loyalty program, lower LIFO expense, and higher fuel margins, partially offset by significantly higher health care costs. Third quarter operating earnings as reported were $2.1 million in both fiscal 2013 and fiscal 2012.

During the third quarter, the Company remodeled two stores, opened two Valu Land stores and acquired one store and one fuel center, ending the quarter with 100 stores and 30 fuel centers. The Company plans to open one new Valu Land location during the fourth quarter of fiscal 2013.

Balance Sheet and Cash Flow

Cash flow provided by operating activities for the third quarter ended January 5, 2013 was $26.4 million compared to $8.7 million for the comparable quarter last year, primarily due to the timing of working capital requirements.

Net long-term debt (including current maturities and capital lease obligations and subtracting cash) for the Company was $162.0 million as of January 5, 2013 compared to $124.2 million as of December 31, 2011, due primarily to funding share repurchases, tax payments and the acquisition of one retail store and fuel center, including the associated capital leases. The Company’s total net long-term debt-to-capital ratio is 0.33-to-1.0 for the third quarter of fiscal 2013 and the net long-term debt-to-Adjusted EBITDA ratio is 1.58-to-1.0 on an annual Adjusted EBITDA basis.

During the third quarter, as previously announced, the Company completed a private exchange and sale of $50.0 million aggregate principal amount of newly issued, four year unsecured 6.625% Senior Notes due 2016 for $40.3 million aggregate principal amount of the Company’s existing Convertible Senior Notes due 2027 (“Convertible Notes”) and $9.7 million in cash. Additionally, late in the third quarter, the Company called for the redemption of the remaining outstanding $57.4 million aggregate principal amount of Convertible Notes before March 30, 2013, the end of its current fiscal year. The Company plans to fund this redemption with available borrowings under its revolving credit facility. Pre-tax charges of $2.3 million were recorded in the third quarter of fiscal 2013 for the early retirement of a portion of the Company’s Convertible Senior Notes and pre-tax charges of approximately $2.8 million are expected to be recorded in the fourth quarter of fiscal 2013 related to the planned redemption of the remaining Convertible Notes. The Company extended the maturity of its debt and expects to save approximately $3.0 million in annual interest expense as a result of the private exchange of a portion of the Convertible Notes and redemption of the remainder of the Convertible Notes.

The Company believes that cash flow from operating activities and the $163.4 million of availability under its revolving credit facility will support the redemption of the Convertible Senior Notes and its capital requirements for the remainder of fiscal 2013 and the coming year.

Outlook

Mr. Eidson continued, “While the Michigan economy has stabilized, we continue to believe consumer discretionary spending will be pressured and that the competitive environment will remain robust. We are steadfastly committed to focusing our efforts on the initiatives that will help drive our business forward in a tough operating environment. We are encouraged by recent investments in our retail segment as, contrary to industry trends, we experienced slightly positive volume in our West Michigan stores when eliminating the impact of the calendar shift. We will continue to refine our private label offerings, marketing and loyalty programs, and Valu Land store format, while operating our business as diligently and prudently as possible. On the distribution side of the business, the contract recently signed with a significant new customer in the strategically important Ohio market is a testament to the strength of our operating model. Shipments to this customer are expected to begin late in the fourth quarter.”

The Company anticipates that comparable store sales will be flat to slightly positive in the fourth quarter as it continues to benefit from the maturation of the YES Rewards loyalty program and a favorable Easter calendar. Distribution sales are expected to return to flat to slightly positive compared to the prior year as a result of new business gains and the Easter calendar shift. The Company believes adjusted earnings per diluted share from continuing operations, which excludes the impact of the anticipated fourth quarter charge related to the convertible debt redemption, will slightly exceed the prior year fourth quarter when excluding the 53rd week and non-recurring benefits previously disclosed last year. The net effect of the 53rd week and the non-recurring items in the prior year’s fourth quarter was a benefit of $0.11 to $0.12 per diluted share.

The Company currently expects capital expenditures for fiscal year 2013 to be in the range of $43.5 million to $44.5 million, with depreciation and amortization in the range of $39.0 million to $40.0 million and total interest expense in the range of $13.0 to $13.5 million, excluding the debt extinguishment charges.

Conference Call

A telephone conference call to discuss the Company’s third quarter of fiscal 2013 financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, February 14, 2013. A live webcast of this conference call will be available on the Company’s website, www.spartanstores.com. Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc. (Nasdaq:SPTN) is the nation’s tenth largest grocery distributor with 1.4 million square feet of warehouse, distribution, and office space located in Grand Rapids, Michigan. The Company distributes more than 40,000 private and national brand products to approximately 375 independent grocery locations in Michigan, Indiana and Ohio, and to the Company’s 100 corporate owned stores located in Michigan, including Family Fare Supermarkets, Glen’s Markets, D&W Fresh Markets, VG’s Food and Pharmacy, and Valu Land.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as “initiatives”, “guidance”, “priority”, “trend”, “outlook”, “position”, “momentum”, or “strategy”; that an event or trend “could”, “will” or “should” occur “begin” “remain” or “continue” or is “likely” or that Spartan Stores or its management “anticipates”, “believes”, “expects” or “plans” a particular result. Accounting estimates are inherently forward-looking. Our restructuring cost provisions are estimates and actual costs may be more or less than these estimates and differences may be material. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to achieve the results stated in our “Outlook” discussion, successfully realize growth opportunities, expand our customer base, effectively implement and achieve the expected benefits of capital investments, our new retail banner and model store, our loyalty program, warehouse consolidation and store openings, successfully respond to the weak economic environment and changing consumer behavior, anticipate and successfully respond to openings of competitors’ stores, successfully integrate acquired store or new distribution customer business, achieve expected sales, cash flows, operating efficiencies and earnings, implement plans, programs and strategies, reduce debt, and continue to pay dividends and repurchase shares is not certain and depends on many factors, not all of which are in our control. Additional information about the risk factors to which Spartan Stores is exposed and other factors that may adversely affect these forward-looking statements is contained in Spartan Stores’ reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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SPARTAN STORES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	16 Weeks Ended		40 Weeks Ended
	January 5, 2013	December 31, 2011	January 5, 2013	December 31, 2011
Net sales	$789,880	$797,242	$2,015,351	$2,019,453
Cost of sales	628,925	634,292	1,602,450	1,598,429

Gross margin	160,955	162,950	412,901	421,024

Operating expenses
Selling, general and administrative	137,085	139,089	340,503	346,479
Depreciation and amortization	12,024	11,416	29,499	28,191
Restructuring, asset impairment and other	—	(2)	356	(137)
(Gain) loss on disposal of assets	299	(545)	335	(478)

Total operating expenses	149,408	149,958	370,693	374,055

Operating earnings	11,547	12,992	42,208	46,969

Non-operating expense (income)
Interest expense, net	3,054	4,101	7,432	8,977
Non-cash convertible debt interest	1,109	1,136	2,903	2,794
Debt extinguishment	2,285		2,285	—
Other, net	7	3	(667)	11

Total non-operating expense, net	6,455	5,240	11,953	11,782

Earnings before income taxes and discontinued operations	5,092	7,752	30,255	35,187
Income taxes	1,620	2,764	10,352	13,794

Earnings from continuing operations	3,472	4,988	19,903	21,393

Loss from discontinued operations, net of taxes	(72)	(11)	(195)	(135)

Net earnings	$3,400	$4,977	$19,708	$21,258

Basic earnings per share:
Earnings from continuing operations	$0.16	$0.22	$0.91	$0.94
Loss from discontinued operations	—	—	(0.01)	(0.01)

Net earnings	$0.16	$0.22	$0.90	$0.93

Diluted earnings per share:
Earnings from continuing operations	$0.16	$0.22	$0.91	$0.93
Loss from discontinued operations	—	—	(0.01)	(0.01)

Net earnings	$0.16	$0.22	$0.90	$0.92

Weighted average shares outstanding:
Basic	21,750	22,866	21,780	22,812
Diluted	21,816	23,080	21,855	22,995

SPARTAN STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 5, 2013	December 31, 2011
Assets

Current assets
Cash and cash equivalents	$8,960	$55,059
Accounts receivable, net	50,267	56,764
Inventories, net	133,879	120,908
Prepaid expenses	10,583	10,428
Other current assets	8,334	1,392
Deferred taxes on income	269
Property held for sale	710	1,708

Total current assets	213,002	246,259

Goodwill	246,925	240,589

Property and equipment, net	272,368	245,265

Other, net	62,266	56,375

Total assets	$794,561	$788,488

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable	$116,207	$111,273
Accrued payroll and benefits	33,782	35,312
Other accrued expenses	19,696	16,377
Current portion of restructuring costs	3,297	3,596
Current maturities of long-term debt and capital lease obligations	4,104	49,313

Total current liabilities	177,086	215,871

Long-term liabilities
Deferred taxes on income	86,689	78,739
Postretirement benefits	13,548	12,446
Other long-term liabilities	15,625	16,257
Restructuring costs	5,427	8,359
Long-term debt and capital lease obligations	166,843	129,916

Total long-term liabilities	288,132	245,717

Commitments and contingencies

Shareholders’ equity
Common stock, voting, no par value; 50,000 shares authorized; 21,750 and 22,868 shares outstanding	146,320	166,015
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive loss	(13,793)	(12,351)
Retained earnings	196,816	173,236

Total shareholders’ equity	329,343	326,900

Total liabilities and shareholders’ equity	$794,561	$788,488

SPARTAN STORES, INC. AND SUBSIDIARIES CONDENSED

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	16 Weeks Ended
	January 5, 2013	December 31, 2011
Cash flows from operating activities
Net cash provided by operating activities	$26,401	$8,718
Net cash used in investing activities	(26,519)	(11,539)
Net cash provided by (used in) financing activities	1,973	(4,222)
Net cash (used in) provided by discontinued operations	(386)	22

Net increase (decrease) in cash and cash equivalents	1,469	(7,021)
Cash and cash equivalents at beginning of period	7,491	62,080

Cash and cash equivalents at end of period	$8,960	$55,059

SPARTAN STORES, INC. AND SUBSIDIARIES SUPPLEMENTAL FINANCIAL DATA

(In thousands)

(Unaudited)

	16 Weeks Ended		40 Weeks Ended
	January 5, 2013	December 31, 2011	January 5, 2013	December 31, 2011
Retail Segment:
Net sales	$443,752	$443,487	$1,151,633	$1,152,343
Operating Earnings	$2,054	$2,129	$14,044	$19,940

Distribution Segment:
Net sales	$346,128	$353,755	$863,718	$867,110
Operating Earnings	$9,493	$10,863	$28,164	$27,029

SPARTAN STORES, INC. AND SUBSIDIARIES

RECONCILIATION OF EARNINGS FROM CONTINUING OPERATIONS TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Third Quarter
	January 5, 2013		December 31, 2011
		Earnings per diluted share		Earnings per diluted share
Earnings from continuing operations	$3,472	$0.16	$4,988	$0.22
Adjustments, net of taxes:
Acquisition related professional fees	250	0.01
Gain on sale of assets			(351)	(0.02)
Interest rate swap termination			499	0.02
Debt extinguishment	1,443	0.07		—

Adjusted earnings from continuing operations	$5,165	$0.24	$5,136	$0.22

	Year-to-date
	January 5, 2013		December 31, 2011
		Earnings per diluted share		Earnings per diluted share
Earnings from continuing operations	$19,903	$0.91	$21,393	$0.93
Adjustments, net of taxes:
Acquisition related professional fees	250	0.01
Non-recurring professional fees			744	0.03
Asset impairment and restructuring charge	225	0.01
Gain on sale of assets	(422)	(0.02)	(351)	(0.01)
Interest rate swap termination			499	0.02
Debt extinguishment	1,443	0.07		—
Impact of state tax law changes	(623)	(0.03)	518	0.02

Adjusted earnings from continuing operations	$20,776	$0.95	$22,803	$0.99

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that the Company defines as earnings from continuing operations plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

The Company believes that Adjusted earnings from continuing operations provide a meaningful representation of its operating performance for the Company. The Company considers Adjusted earnings from continuing operations as an additional way to measure operating performance on an ongoing basis. Adjusted earnings from continuing operations is meant to reflect the ongoing operating performance of all of its retail stores and wholesale operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because Adjusted earnings from continuing operations is a performance measure that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in Adjusted earnings from continuing operations format.

Adjusted earnings from continuing operations is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of Adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

SPARTAN STORES, INC. AND SUBSIDIARIES

RECONCILIATION OF NET EARNINGS TO ADJUSTED EARNINGS BEFORE INTEREST,

TAXES, DEPRECIATION AND AMORTIZATION (Adjusted EBITDA)

(Unaudited)

(In thousands)

	Third Quarter		Year-to-Date
	January 5, 2013	December 31, 2011	January 5, 2013	December 31, 2011
Net earnings	$3,400	$4,977	$19,708	$21,258
Add:
Discontinued operations	72	11	195	135
Income taxes	1,620	2,764	10,352	13,794
Interest expense, net	4,163	5,237	10,335	11,771
Debt extinguishment	2,285		2,285
Non-operating expense	7	3	(667)	11

Operating earnings	11,547	12,992	42,208	46,969
Add:
Depreciation and amortization	12,024	11,416	29,499	28,191
LIFO (income) expense	(396)	1,134	984	2,661
Restructuring and asset impairment costs	—	(2)	356	(137)
Other unusual items	396	—	396	1,194
Non-cash stock compensation and other charges	1,487	448	3,249	2,808

Adjusted EBITDA	$25,058	$25,988	$76,692	$81,686

Reconciliation of operating earnings to adjusted EBITDA by segment:

Retail:
Operating earnings	$2,054	$2,129	$14,044	$19,940
Add:
Depreciation and amortization	9,358	8,806	22,902	21,692
LIFO expense	216	785	1,064	1,749
Restructuring and asset impairment costs	—	(2)	356	(100)
Other unusual items	396		396
Non-cash stock compensation and other charges	557	(155)	2,014	982

Adjusted EBITDA	$12,581	$11,563	$40,776	$44,263

Distribution:
Operating earnings	$9,493	$10,863	$28,164	$27,029
Add:
Depreciation and amortization	2,666	2,610	6,597	6,499
LIFO expense	(612)	349	(80)	912
Restructuring and asset impairment costs	—	—	—	(37)
Other unusual items	—	—	—	1,194
Non-cash stock compensation and other charges	930	603	1,235	1,826

Adjusted EBITDA	$12,477	$14,425	$35,916	$37,423

Notes: Consolidated Adjusted EBITDA is a non-GAAP operating financial measure that the Company defines as net earnings from continuing operations plus depreciation and amortization, and other non-cash items including imputed interest, deferred (stock) compensation, the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations, interest expense and the provision for income taxes to the extent deducted in the computation of Net Earnings.

The Company believes that Adjusted EBITDA provides a meaningful representation of the operating performance for the Company as a whole and for its operating segments. The Company considers Adjusted EBITDA as an additional way to measure operating performance on an ongoing basis. Adjusted EBITDA is meant to reflect the ongoing operating performance of all of its retail stores and wholesale operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because Adjusted EBITDA is a performance measure that management uses to allocate resources, assess performance against its peers and evaluate overall performance, the Company believes it provides useful information for its investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its operating financial results in Adjusted EBITDA format.

Adjusted EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of Adjusted EBITDA may not be identical to similarly titled measures reported by other companies.

SPARTAN STORES, INC. AND SUBSIDIARIES RECONCILIATION OF LONG-TERM

DEBT AND CAPITAL LEASE OBLIGATIONS TO TOTAL NET LONG TERM DEBT AND

CAPITAL LEASE OBLIGATIONS

(A NON-GAAP FINANCIAL MEASURE)

(In thousands)

(Unaudited)

	January 5, 2013	March 31, 2012	December 31, 2011
Current maturities of long-term debt and capital lease obligations	$4,104	$4,449	$49,313
Long-term debt and capital lease obligations	166,843	133,565	129,916

Total debt	170,947	138,014	179,229
Cash and cash equivalents	(8,960)	(26,476)	(55,059)

Total net long-term debt	$161,987	$111,538	$124,170

Notes: Total net long-term debt is a non-GAAP financial measure that is defined as long-term debt and capital lease obligations plus current maturities of long-term debt and capital lease obligations less cash and cash equivalents. The Company believes investors find the information useful because it reflects the amount of long-term debt obligations that are not covered by available cash and temporary investments.